Exhibit 99.1
Arthur “Art” L. George, Jr. to Join CIRCOR Board of Directors

Former Texas Instruments Executive and Experienced Board Member to Join CIRCOR Board of Directors

January 26, 2022

BURLINGTON, Mass.--(BUSINESS WIRE)--Jan. 26, 2022-- CIRCOR International, Inc. (NYSE:CIR), one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets, today announced that Arthur “Art” L. George, Jr. will be appointed to its Board of Directors, effective January 26, 2022. With this appointment, the Board will fill a vacant seat created by a resignation in 2021.

“We are pleased to welcome Art to the Board,” said Helmuth Ludwig, Chairman of CIRCOR. “Art brings significant executive and general management experience as well as extensive operational and new product development experiences in high technology markets. We look forward to working with Art and benefitting from his experience and perspective as we work to create value for our shareholders.”

About Arthur “Art” L. George, Jr.

Mr. George retired in 2014 from Texas Instruments (Nasdaq: TXN), one of the world’s largest semiconductor companies and a highly innovative, high performing global leader in analog, embedded processing, and wireless technologies, after a 30-year career. Immediately prior to retirement, Mr. George served as Senior Vice President and Manager of Texas Instruments’ Analog Engineering Operations from 2011 until 2014. Previously, Mr. George was Senior Vice President and Worldwide General Manager, High Performance Analog of Texas Instruments from 2006 to 2011. Mr. George currently serves as Director on the Board of Nordson Corporation (Nasdaq: NDSN), a designer and manufacturer of dispensing equipment for consumer and industrial adhesives, sealants and coatings, where he is a member of the Compensation and Governance & Nominating committees. He also serves as a Director for Axcelis Technologies, Inc. (Nasdaq: ACLS), a provider of equipment and service solutions for the semiconductor manufacturing industry, where he is Chair of the Compensation committee and a member of the technology and new product development committee.

ABOUT CIRCOR INTERNATIONAL, INC.

CIRCOR International is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Alex Maki
Vice President - FP&A and Investor Relations
CIRCOR International
(781) 270-1200

Source: CIRCOR International, Inc.